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                                                                   EXHIBIT 8(a)

                              February 19, 1996

Eagle Bancorp, Inc.
227 Capitol Street
Charleston, West Virginia 25301

Ladies and Gentlemen:

     We have acted as special counsel to Eagle Bancorp, Inc. ("Eagle"), a Delaware corporation, in connection with the proposed merger (the "Merger") of Eagle with and into United Bankshares, Inc. ("United") upon the terms and conditions set forth in the Agreement and Plan of Merger (the "Agreement") dated as of August 18, 1995 between Eagle and United. At your request, and pursuant to
Section 6.2(e) of the Agreement, we are rendering our opinion concerning the material federal income tax consequences of the Merger to holders of Eagle common stock, par value $0.10 per share ("Eagle Common Stock").

     For purposes of the opinion set forth below, we have relied, with the consent of Eagle and the consent of United, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of Eagle and of United (copies of which are attached hereto and which are incorporated herein by reference), and we have assumed that such certificates will be complete and accurate as of the Effective Time. Any capitalized term used and not defined herein has the meaning given to it in the Prospectus/Joint Proxy Statement of Eagle and United dated the date hereof (the "Prospectus/Joint Proxy Statement").

     We also have assumed that the transactions contemplated by the Agreement will be consummated in accordance with the Agreement and as described in the Prospectus/Joint Proxy Statement.

     Based upon and subject to the foregoing, it is our opinion that, under presently applicable law:

     1. No gain or loss will be recognized by Eagle stockholders who exchange their Eagle Common Stock solely for United common stock, par value $2.50 per share ("United Common Stock") in the Merger (except with respect to cash received in lieu of a fractional share interest in United Common Stock, if any);

     2. The tax basis of the United Common Stock received by Eagle stockholders will equal the tax basis of the Eagle Common Stock for which such shares of United Common Stock were exchanged; and


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Eagle Bancorp, Inc.
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     3.  The holding period of the United Common Stock received by Eagle stockholders in the Merger will include the period during which the shares of Eagle Common Stock surrendered in exchange therefor were held, provided that such Eagle Common Stock was held as a capital asset by the holder thereof at the Effective Time.

     This opinion may not be applicable to Eagle stockholders who received their Eagle Common Stock pursuant to the exercise of employee stock options or otherwise as compensation or who are not citizens or residents of the United States.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement on Form S-4 (the "Registration Statement") in respect of the shares of United Common Stock to be issued in connection with the Merger, and to the reference to this opinion under the caption "The Merger - Certain Federal Income Tax Consequences" and elsewhere in the Prospectus/Joint Proxy Statement included therein. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                       Very truly yours,

                                       ELIAS, MATZ, TIERNAN & HERRICK L.L.P.


                                             /s/ Gerard L. Hawkins
                                       By: ___________________________________
                                           Gerard L. Hawkins, a partner